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                                                                    Exhibit 10.2

                           THE SPORTSMAN'S GUIDE, INC.

                              ANNUAL BONUS PROGRAM

      The Sportsman's Guide, Inc.'s annual bonus program provides for the payment of cash bonuses to employees and executive officers based upon achievement of pre-determined corporate performance goals. For 2004, as in past years, the Compensation Committee of the Board of Directors has established specific levels of Company pre-tax earnings as the performance measure for determining cash bonuses. The bonus pool can range from $50,000 at the threshold pre-tax earnings level increasing to $350,000 plus 30% of the excess over the maximum pre-tax earnings level. The Company's Chief Executive Officer is authorized to allocate the bonus pool among eligible employees at the end of the year. The Compensation Committee approves the bonus paid to the Chief Executive Officer.